EXHIBIT 99.1

Cosmos Holdings

+1 312 536 3102

info@cosmoshold.com

141 West Jackson Blvd., Suite 4236

Chicago, IL 60604

FOR IMMEDIATE RELEASE

COSMOS HOLDINGS, INC. REPORTS RECORD THIRD QUARTER

AND NINE-MONTH FINANCIAL RESULTS

Revenue Increases 48%, Gross profit increased 210% to $2.39 million and Earnings Rise over Same 2019 Period

Generics and Nutraceuticals Lead Expansion in Europe

Robotic Automations Enhance Margins and Reduce Costs

CHICAGO, November 17, 2020 -- Cosmos Holdings, Inc. (“the company") (OTCQΒ: COSM), an international pharmaceutical company with a proprietary line of branded and generic pharmaceuticals, nutraceuticals, OTC medications and an extensive, established EU distribution network, announced today record Third Quarter and Nine-Month results for the period ended September 30, 2020.

•	Operating revenue rose 48 percent to $14.35 million from $9.68 million for the three months ended September 30, 2019; for the nine months, revenue increased 40 percent to $39.10 million from $27.88 million for the prior-year period.

•	Gross profit increased 210 percent to $2.39 million for the three months ended September 30, 2020; gross profit increased 213 percent to $5.93 million for the nine months ended September 30,2020, compared to $1.89 million gross profit for the prior-year period. The increase in gross profit is due to market growth of “Sky Premium Life” nutraceutical products.

•	The company had net income of $757 thousand, or $0.06 cents fully diluted earnings per share, for the three months ended September 30, 2020, versus a loss of $1.65 million, or $0.12 cents per share, for the three months ended September 30, 2019. For the nine months ended September 30, 2020, net income was $1.65 million, or $0.12 cents per share, compared to a loss of $3.39 million, or $0.26 cent a share for the same prior-year period.

•	The weighted average number of fully diluted shares was 13,263,944 for the three months ended September 30, 2020 versus 13,225,387 in 2019. The number of fully diluted shares was 13,260,518 for the nine months ended September 30, 2020 versus 13,289,843 for the same nine-month period in 2019.

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“These excellent results were planned by our management team with a focus on driving organic growth at attractive margins in our business,” said Greg Siokas, CEO of Cosmos Holdings, Inc. “All of our businesses are contributing to our rapid growth and expansion. We have created, developed and marketed a proprietary line of nutraceuticals, and this line of products will increase to 71 total by year-end. We have also significantly increased our distribution and sale of generic pharmaceuticals throughout Europe, with an increase in the number of distribution rights we hold to 47.”

“With the world fighting Covid-19 we were able to obtain exclusive distribution rights for delivery of the Copper Mask Type IIR for destruction of bacteria and viruses,” Siokas concluded. “We are also increasing our R&D efforts to innovate and create new products for the ongoing battle against Covid-19. This has been a great year for us, and we expect to announce similar positive year-end results.”

Third Quarter/Nine-Month results for the period ended September 30, 2020 (unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Revenues	$14,352,098	$9,685,850	$39,105,318	$27,883,147
Cost of Goods Sold	11,954,788	8,886,084	33,166,706	25,988,226
Gross Profit	2,397,310	799,766	5,938,612	1,894,921
Income from Operations	1,080,003	(116,562)	2,291,880	(816,192)
Net Income (loss)	757,866	(1,633,349)	1,651,867	(3,390,555)
Basic Net Income (Loss) Per share	$0.06	($0.12)	$0.12	($0.26)
Diluted Net Income ( loss) Per share	$0.06	($0.12)	$0.12	($0.26)
Weighted average number of Shares outstanding
Basic	13,225,387	13,225,387	13,225,387	13,289,843
Diluted	13,263,944	13,225,387	13,260,518	13,289,843

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Cosmos Holdings, Inc. is an international pharmaceutical company with a proprietary line of branded and generic pharmaceuticals, nutraceuticals, OTC medications and an extensive, established EU distribution network. The company has direct access to Europe’s primary sales channels for pharmaceuticals and nutraceuticals and maintains relationships with 160+ pharmaceutical wholesale distributors in Europe’s largest markets. Cosmos Holdings, Inc. sells directly to 1,500 pharmacies, with access to more than 50,000 pharmacies throughout Europe. More information is available at www.cosmosholdingsinc.com.

On November 2, 2020, Cosmos Holdings, Inc. announced seasoned entrepreneur David Lowenstein, 58, has agreed to join its board of directors, and that the company has also entered into an advisory agreement with Mr. Lowenstein’s consulting business, Hyper Enterprises, an Ontario corporation to advise and assist with mergers, acquisitions, capital markets and strategy.

On October 16, 2020, Cosmos Holdings, Inc. announced it had entered into an advisory agreement with PGS Ventures B.V. (PGS), to advise the company on mergers & acquisitions, financing and senior exchange listing strategies. Peter Goldstein, the Director and Principal of PGS, was appointed as Executive Director to the Cosmos Holdings, Inc. Board of Directors.

About Cosmos Holdings, Inc.

Cosmos Holdings Inc. is an international pharmaceutical company with a proprietary line of branded and generic pharmaceuticals, nutraceuticals, OTC medications and an extensive, established EU distribution network. The company identifies, acquires, develops and commercializes products that improve patients' lives and outcomes. Cosmos Holdings has offices and distribution centers in Thessaloniki, Greece and Harlow, UK.

Press Release Disclaimer

Cosmos Holdings, Inc. takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the company, including, but not limited to, the company’s ability to raise sufficient financing to implement its business plan, the impact of the COVID-19 pandemic on the company’s business, operations and the economy in general, and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President
Porter, LeVay & Rose, Inc.
T: (973) 865-9357
E: mike@plrinvest.com

LinkedIn @PlRinvest

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